NEWS
                                     RELEASE



COMMUNITY  WEST  BANCSHARES
445  PINE  AVENUE,  GOLETA,  CA  93117

FOR  IMMEDIATE  RELEASE
CONTACT:     LYNDA  RADKE,  CFO
PHONE:       805-692-1862
FAX:         805-692-5835
URL:         HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:      CWBC

                        COMMUNITY WEST BANCSHARES RESUMES
                               STOCK BUYBACK PLAN

Goleta, California, May 24, 2001 - Community West Bancshares (NASDAQ:CWBC) today announced the resumption of the Company's stock buyback plan.

Under the plan, which was approved in December of 1998, the Company is authorized to repurchase up to $2 million worth of outstanding shares of its common stock. The Company has previously repurchased shares at a cost of $1.2 million, but has not been active since 1999. The remaining $800,000 worth of stock will be purchased in the open market from time to time and used for general corporate purposes.

Lew Stone, President and Chief Executive Officer, said "We are pleased to resume our stock repurchase program, it is a reflection of our confidence in the Company's future prospects. We believe our shares represent an attractive investment for the Company, especially at their current market valuation, which is under their book value."


                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company currently has two subsidiaries. Goleta National Bank has two full service branches, one in Goleta and one in Ventura, California. It is one of the Nation's largest SBA lenders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Washington, and Nevada. Palomar Community Bank has a full service branch located in Escondido, California. The principal business areas and profit generators of the Company are core banking with net interest margins, Mortgage lending with fee income and Small Business Administration
(SBA)  lending  with  fee  income.


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                             SAFE HARBOR DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations. Furthermore the Company will have certain restrictions placed on its operations by the Office of the Comptroller of the Currency until it deems that it has substantially complied with the letter agreement signed by the GNB Board of Directors. The Company has attempted to incorporate these restrictions into its business plans and it believes that they will not impact the organization's earnings ability into the future.


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